UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 31, 2020

YIELD10 BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

001-33133	04-3158289
(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts	01801
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	YTEN	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 11, 2020, the Board of Directors (the “Board”) of Yield10 Bioscience, Inc. (the “Company”) appointed Sherri M. Brown, Ph.D., effective immediately, as a member of the Board, to serve as a Class I Director with a term expiring at the Company’s 2022 annual meeting of stockholders. In connection with her appointment, Dr. Brown was appointed to serve as chair of a newly formed Technology Committee of the Board.
Dr. Brown has been Managing Director at the Yield Lab since 2017. Prior to joining the Yield Lab, Dr. Brown held various positions at Monsanto Company, beginning as a postdoctoral fellow in 1988 and serving most recently as Vice President of Global Commercial Technology and Product Development from 2008 to 2014 and Vice President of Science Strategy from 2014 to 2017. Dr. Brown has served on the boards of organizations such as the NSF Center for Mechanobiology and as the executive chair of the National STEM Food and Agriculture Council. She has authored numerous publications and filed over a dozen patent applications related to plant biology and DNA. Dr. Brown holds a B.S. in biology and chemistry from Hope College and a Ph.D. in genetics, molecular, cellular and developmental biology from Indiana University.
There are no arrangements or understandings between Dr. Brown or any other person pursuant to which she was selected as a member of the Board. The Company is not aware of any transaction in which Dr. Brown has an interest requiring disclosure under Item 404(a) of Regulation S-K.
As a non-employee director, Dr. Brown will be eligible to receive compensation for her service as a member of the Board pursuant to the Company’s policy for compensation of non-employee directors. Pursuant to such policy, in connection with her election to the Board, the Board granted Dr. Brown a stock option to purchase 10,000 shares of the Company’s common stock. The stock option will have an exercise price per share of $7.96, the closing price of the Company’s common stock on The Nasdaq Capital Market on the date of grant. The stock option will vest in equal quarterly installments over four years, subject to Dr. Brown’s continued service as a director.
Also in connection with Dr. Brown’s election to the Board, Dr. Brown and the Company entered into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.14 to the Company’s Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-135760) filed by the Company on October 20, 2006. Under this agreement, the Company will agree, among other things, to indemnify Dr. Brown for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of her service as one of the Company’s directors.
On February 11, 2020, Peter Kellogg resigned from the Board effective immediately. His resignation was not the result of any disagreement with the Company relating to the Company’s policies or practices.
Effective February 11, 2020, Anthony Sinskey was appointed to serve as a member of the Audit Committee of the Board.
A copy of the press release, dated February 13, 2020, announcing Dr. Brown’s appointment to the Board, is attached as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated February 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

Date: February 13, 2020	By:	/s/ Oliver P. Peoples
Oliver P. Peoples, Ph.D.
President and Chief Executive Officer